EXHIBIT 99.1

Paramount Gold and Silver Corp. closes $9,000,000 Equity Financing

Toronto, Canada - (Market Wire) – March 23, 2009 - Paramount Gold and Silver Corp. (NYSE Amex: PZG) (TSX: PZG) (Frankfurt: P6G, WKN: A0HGKQ) has closed the previously announced (March 5, 2009) non-brokered private placement of C$9,000,000 through the sale of 12,000,000 restricted units at C$0.75 per unit.  Each unit is comprised of one common share and one share purchase warrant exercisable at a price of C$1.05 per share for a period of four years.  The share purchase warrants cannot be exercised until after six months and one day from issuance.

The proceeds of the financing are to fund exploration in Mexico to advance Paramount’s San Miguel project and the surrounding 140,000 hectares of mining concessions.  Together with its resources on hand this financing provides funding for the next 30 months of business expenditures.

The subscriber is FCMI Financial Corporation, a private corporation based in Toronto, controlled by Albert D. Friedberg and members of his family.

As previously announced, Rudi Fronk, President and CEO of Seabridge Gold Inc. (TSX: SEA) (NYSE Amex: SA) and Eliseo Gonzalez-Urien, a Director of Seabridge Gold Inc., have joined the Board of Directors of Paramount Gold and Silver Corp.

To accommodate the appointment of the new directors, Daniel Hachey has resigned from Paramount’s Board of Directors and will stay on with the company as a consultant and advisor to the Board.

Paramount Gold and Silver Corp.
Christopher Crupi, CEO

866.481.2233 / 613.226.9881

The securities in the placement have not been registered under the U.S. Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of that Act.  This press release does not constitute an offer to subscribe for the securities in the United States.